UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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BCP Credit January 2, 2019 Presentation to KCAP Investors

Important Information

Forward-Looking Statements

Statements contained in this Presentation (including those relating to the proposed transaction, the impact to KCAP Financial, Inc. ("KCAP" or the "Company") and its s as a result of the proposed transaction and the portfolio strategy and expected composition of KCAP following the proposed transaction) that are not historical facts are based on current expectations, estimates, forecasts, opinions and beliefs, and may constitute "forward-looking statements," which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "target," "estimate," "intend," "continue," or "believe," or the negatives thereof or other variations thereon or comparable terminology. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or forecasted in the forward-looking information or statements. Such factors that could cause actual results to differ include, but are not limited to, the following: (i) the failure to consummate or delay in consummating the proposed transaction, including the failure to obtain the requisite approvals from KCAP's stockholders, (ii) the satisfaction or waiver of certain closing conditions specified in the definitive agreements relating to the proposed transaction, (iii) that the proposed transaction may disrupt current plans and operations of KCAP and (iv) the risks discussed in KCAP's filings with the Securities and Exchange Commission (the "SEC"), including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

Investors and security holders should pay close attention to the assumptions underlying the analyses and forecasts contained in this Presentation. The analyses and forecasts contained in this Presentation are based on assumptions believed to be reasonable in light of the information presently available.

The forward-looking statements contained in this Presentation, including any underlying assumptions, speak only as of the date of this Presentation, and we undertake no obligation to update any forward-looking statements to reflect events, circumstances or new information after the date hereof.

Additionally, in reviewing any past performance information contained herein, recipients should bear in mind that past performance is not necessarily indicative of future performance, the achievement of which cannot be assured.

Additional Information and Where to Find It

This Presentation is being made in respect of the proposed transaction between BC Partners and KCAP, pursuant to which an affiliate of BC Partners controlled by BCP Credit (the "Manager") will become the external manager of KCAP (subject to the approval by the affirmative vote of the holders of the lesser of (A) 67% or more of the shares present (either in person or by proxy) at a special meeting of KCAP stockholders, if the holders of more than 50 percent of the KCAP's outstanding shares are present or represented by proxy, and (B) a majority of the outstanding shares of KCAP common stock.) KCAP filed a preliminary proxy statement regarding the proposed transaction with the SEC on December 21, 2018 and intends to file other relevant materials with the SEC, including KCAP's proxy statement in definitive form. Investors and security holders are urged to read the proxy statement, including the definitive proxy statement (if and when available), and any other relevant documents filed with the SEC when such documents become available because they will contain important information about the proposed transaction. Any definitive proxy statement (if and when available) will be mailed to stockholders of KCAP entitled to vote on the proposed transaction. Investors and security holders will be able to obtain free copies of the proxy statement, including the definitive proxy statement (if and when available), and any other relevant documents filed with the SEC by KCAP through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

KCAP and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of KCAP is set forth in its proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on March 22, 2018.

No Offer or Solicitation

This Presentation is not, and under no circumstances is it to be construed as, a prospectus or an advertisement and the communication of this Presentation is not, and under no circumstances is it to be construed as, an offer to sell or a solicitation of an offer to purchase any securities in KCAP or in any fund or other investment vehicle.

Other Important Information

All information and statements are stated as at 20 August 2018 unless, in each case, otherwise indicated. Under no circumstances should a recipient of this Presentation assume that such information has been compiled as of any time subsequent to such date. Certain information contained in this Presentation may have been obtained from published sources prepared by other parties. Such information is believed to be reliable, but has not been independently verified or audited. None of the Manager, any of the other BC Partners entities, their associates or any of their respective directors, officers, employees, partners, members, agents, professional advisers, representatives or consultants (the "BC Partners Parties"): (i) makes any representation, warranty or guarantee, express or implied, as to the fairness, accuracy, completeness, reliability, reasonableness or currency of the information contained in this Presentation; or (ii) undertakes to provide any additional information or updates, or to correct any information or statements (including, but not limited to, forward looking statements), in this Presentation which it becomes aware were incorrect or incomplete at the date of this Presentation, or which subsequently become incorrect or incomplete, due to any subsequent event or as a result of new information, future developments or otherwise. No representative of the Manager or BC Partners has authority to represent otherwise. To the maximum extent permitted by law, none of the BC Partners Parties will be responsible or liable whatsoever with respect to any use or reliance by any person upon any of the information contained in this Presentation (other than with respect to fraud on the part of such BC Partners Party).

For the purposes of this Presentation, references to "BC Partners" and the "Firm" mean BC Partners LLP; provided that, where the context requires, such term shall also include reference to the parent company of the BC Partners group, BC Partners Holdings Ltd and that company's subsidiaries. Any statement referring to management or investment activity conducted by BC Partners is a reference to the actions of the manager of each of BC Partners' funds acting upon the advice of BC Partners and is not a reference to BC Partners LLP or to any other entity which provides advice to such managers and, in particular, in relation to any Fund, is a reference to the actions of the Manager, acting upon the advice of BC Partners. BC Partners LLP is authorized and regulated by the United Kingdom Financial Conduct Authority. The Manager will be registered as an investment adviser in the United States of America with the SEC.

Investors and security holders should not construe the contents of this Presentation as legal, tax, accounting, investment or other advice. Each investor should make its own inquires and consult its advisors as to the Fund and as to legal, tax, financial, and other relevant matters.

BC Partners | 2

BC Partners I 3 ▪ On December 17, 2018, KCAP Financial, Inc. (“KCAP” or the “Company”) entered into a Stock Purchase and Transaction with BC Partners Advisors L.P. (“BC” or “BC Partners”) that will result in an affiliate controlled by BCP Credit (the “Manager”) becoming the external manager of KCAP. ▪ BCP Credit is the credit investing business of BC Partners LLP, a leading global alternative asset manager investing across the US and Europe with over $ 24 billion in AUM and over 30 years of operating history ▪ The transaction is structured in a manner which aligns stockholders with the new manager: – The management contract will be externalized for a cash payment directly to stockholders of $25mm, or $0.67 per share – BC Partners will arrange for the sale of up to $75mm in assets to the Company in order to accelerate the deployment of KCAP’s available liquidity, making the deal immediately accretive to NII – The Manager will 1) if necessary, contribute incentive fees earned during a one year period to the Company to target minimum Net Investment Income of $0.40 per share for that period, a substantial increase in year over year income generation and 2) reinvest all incentive fees for the first two years that are earned into newly - issued KCAP common stock at a price equal to Net Asset Value ▪ Stockholders will benefit from the added scale and resources of a large asset management firm behind the Manager – Access to enhanced sourcing capabilities – Ability to speak for larger deals – Ability to leverage off of the industry expertise and other resources of a larger firm ▪ BCP Credit has an experienced management team and track record, extensive sourcing platform, and differentiated middle - market lending strategy ▪ BCP Credit intends to transition KCAP into a diversified portfolio of high - quality senior secured debt investments, with the goal of delivering strong and sustainable risk - adjusted returns to stockholders ▪ The proposed externalization is subject to KCAP approval and expected to close in Q1 2019 ▪ The BCP Credit transaction follows KCAP’s previously announced sale of its Asset Manager Affiliates, which closed on December 31, 2018. Executive Summary

BC Partners I 4 Summary of Key Transaction Terms Management Agreement ▪ BCP Credit to become the Investment Manager of KCAP through a new Investment Management Agreement Payment to Stockholders ▪ Stockholders will receive a direct cash payment from BC Partners or its affiliate – Cash payment expected to be $ 0.67 per share of KCAP common stock upon a successful vote Management Fee Structure ▪ Base Management Fee: 1.50% p.a. of gross assets, payable quarterly ▪ NII Incentive Fee: 17.50% p.a. above a 7.00% p.a. hurdle rate, with full catch - up ▪ Capital Gains Incentive Fee: 17.50% p.a. of cumulative net capital gains Ongoing Equity Investment by Manager ▪ BCP Credit will reinvest all incentive fee earned for the first two years to purchase newly - issued KCAP common stock at NAV (subject to an aggregate purchase cap of $10 million ) Additional Support from Manager ▪ In order to smooth the transition from internal to external management during the first year, the Manager will contribute any incentive fees earned back into the Company in order to maintain $0.40 per share of NII for a 12 month period beginning the first day of the first quarter following the quarter in which BCP Credit becomes the Manager Portfolio Sale to KCAP ▪ $75 million investment portfolio to be sold to KCAP at fair value between signing and closing Board of Directors ▪ The board will include two current KCAP board members to ensure continuity, independents and two members from BC Partners

BC Partners I 5 Compelling Transaction for KCAP Stockholders Fully Integrated Platform with BC Partners ▪ Stockholders will be able to access the full range of resources of a leading asset management firm – Partnership with a large and growing credit business will enhance sourcing capabilities and provide the ability to access lar ger deals – The lack of information walls at BC allows us to access industry diligence and expertise from across the firm ▪ Utilization of BC Partner’s broader resources, including relationships and institutional knowledge from over 30 years of priv ate market investing Focused Investment Strategy ▪ It is our belief that a BDC focused exclusively on the Middle Market lending space will lead to better long term performance, a more stable NAV and a better trading multiple ▪ Target smaller capital structures which are insufficiently compelling for large funds ▪ Core Plus strategy able to capitalize on opportunities in non - sponsored and niche specialty verticals alongside Core corporate lending High Quality Underwriting and Deal Flow ▪ Strong focus on balancing yield while mitigating the risk of principal impairment through financial and structural protection ▪ Experience with and ability to complete innovative and complex transactions ▪ Applies the same private equity style investment process employed for over 30 years at BC Partners ▪ Proactive sourcing model not reliant on one individual source or type of source ▪ Seek off - the - radar situations for bespoke solutions Outstanding Management Team ▪ Senior team members with strong track record managing assets throughout multiple credit cycles at best - in - class institutions including Goldman Sachs, Apollo and TPG ▪ Ted Goldthorpe served as President of Apollo Investment Corporation (one of the largest publicly traded U.S. BDCs) and CIO of th e sub - advisor to CION Investment Corporation (one of the largest private BDCs)

BC Partners I 6 BC Partners Lending Differentiators ▪ While the increasing popularity of direct lending has gathered many headlines as of late, we believe BC Partners Lending Plat for m is differentiated on five key aspects Views expressed are those of BCP Credit. 1 Anticipated portfolio construction provided for illustrative purposes only. Disciplined approach to fund size allows us to pursue the best risk - adjusted return opportunities Direct lending platforms may pass on compelling opportunities that may be too small to “move the needle” 5 Ability to serve as a strategic lender by sharing best practices from BC Partners private equity operating team and offering access to BC Partners existing portfolio companies Stand - alone credit platforms cannot offer the same resources to borrowers as fully integrated firms 1 BC Partners Lending platform has the capabilities to source and diligence opportunities regardless of company ownership A majority of direct lending platforms focus on sponsor - backed lending opportunities 3 Access to BC Partners broader resources including relationships and institutional knowledge from over 30 years of private market investing provides an edge in sourcing and diligence Stand - alone credit platforms do not benefit from knowledge sharing and idea generation across teams 4 Focus on average portfolio company EBITDA of less than $50 million 1 Many direct lending platforms have moved upmarket as the asset class has matured 2

BC Partners and BCP Credit

BC Partners: A Leading Buyout Firm Investing across Europe and North America

30 YEAR	€20BN	105	7	38%	25%
INVESTMENT HISTORY	INVESTED	INVESTMENTS[1]	REALISED FUNDS	GROSS IRR[2]	NET IRR[2]

63 PE INVESTMENT PROFESSIONALS ACROSS EUROPE AND NEW YORK



New York
Hamburg
London

BCP Credit A credit platform operating within the BC Partners group

Integrated platform	Experienced credit team	Right sizing for opportunity	Proactive sourcing

[1]Includes VetPartners signed in August 2018 expected to complete in Q3 2018. [2]Performance on fully realised funds, before fees, expenses and carry as of 30 June 2018. Gross multiple on fully realised funds is 2.9x and net multiple is 2.3x. Please refer to the Important Information for further details. The investment history and performance information referenced above relates solely to BC Partners' buyout funds and is provided solely for illustrative background purposes. Such funds have different investment objectives, strategies and are managed by a different investment team than will manage BCP Credit and BCP Credit's returns are expected to be materially lower given its credit oriented focus.

BC Partners | 7

BCP Credit – Integration with Private Equity Platform

- BCP Credit is one of very few credit platforms to be fully integrated with the PE platform therefore benefiting from full information flow
- BCP PE has $21bn AUM across comingled funds and co-investment commitments and $37bn in annual revenue across current portfolio

Sourcing Opportunities

Broad Sector Exposure

Consumer | Business Services | Financial Services
Healthcare | Industrials | Retail
TMT

PE Deal flow & Portfolio

- Sourcing: 200+ Opportunities Per Annum
- Initial Diligence: 1 in 2 Opportunities Considered
- Full Diligence: c.20 Opportunities Per Annum
- Investment: 3-4 Investments Completed Per Annum

195+ PE sourced investments available to BCP Credit

Infrastructure

135 employees across Private Equity and Credit Platforms

PRIVATE EQUITY
63 Investment Professionals
Including 8 member Operations Team

CREDIT
12 Investment Professionals

Investor Relations
9 professionals

Support Functions
25 professionals
Compliance, Finance, HR & IT

13 Senior Advisors

✓ Large platform resources
✓ Internal expertise
✓ External network

BCP Credit Benefits

- Industry insights
- Access to senior operational experts supports ability to own and add value to portfolio companies
- Proactive sub-sector company targeting
- BCP cost synergy program
- Board of Directors support
- Service provider network
- Deal flow
- Custom cross-product capital solutions
- M&A assistance

BC Partners | 8

BCP Credit I 9 0% 20% 40% 60% 80% 100% 120% -10 0 10 20 30 40 50 60 70 80 90 100 110 120 130 140 150 160 170 180 190 200 Lower Middle - Market Corporate EBITDA (in Millions) Upper Middle - Market Non - Sponsored Sponsor - backed BC Partners Lending A Flexible, Differentiated Strategy Source: Company Reports as of Q3 2017 and Wells Fargo Securities, LLC estimates as of Q3 2016; Proskauer 2017 Private Credit Ins ights Middle - Market Deal Distribution by EBITDA vs. BDC AUM by Deal Distribution EBITDA All Middle - Market Deals BDC AUM <$15m 23% 4% $15m - $29.9m 24% 11% $30m - $49.9m 24% 13% ≥$50m 29% 72% BDC Competitive Landscape BC Partners Lending is focused on a less - competitive segment of the middle - market: companies with EBITDA less than $50 million ▪ Competition amongst BDCs is highest for middle - market deals with EBITDA of $50 million and above, with 72% of BDC AUM focused on this crowded segment of the middle - market ▪ BDCs in this area include new entrants of significant size and established managers who have moved increasingly up - market as their AUM grows ▪ However, the $50 million and above of EBITDA segment of the middle - market accounts for less than 30% of deals completed ▪ In addition to competition from other BDCs, larger EBITDA financings also bring in competition from the broadly syndicated loan market $1 billion for scale

BCP Credit I 10 A Flexible, Differentiated Strategy: Smaller Capital Structures The Effects of Competition ▪ Increased competition in the upper middle - market has led to BDCs offering borrowers concessions on pricing and/or covenants in order to win deals ▪ As EBITDA increases, so too does leverage: 70% of deals with EBITDA greater than $50 million have closing leverage greater than 5.5x ▪ Borrowers at the upper end of the middle - market spectrum are also more likely to grow out of the private market, creating implicit refinancing risk ▪ BC Partners Lending platform targets what we believe to be a less competitive segment of the middle - market which offers better structures, stronger covenant packages and greater management and due diligence access ▪ These dynamics have led to lower default rates and higher recoveries over time, equating to lower loss rates historically By count of defaults for loans closed between 1995 - 2017 Views expressed are those of BCP Credit. Source: Proskauer 2017 Private Credit Insights; S&P Global Market Intelligence as of Q3 2018 Deals with higher EBITDA tend to have fewer financial covenants Leverage by Company Size Cumulative Default Rate for Issuance Size 4.6x 4.9x 5.1x 5.6x 0.0x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x <$15m $15 - $30m $30m - $50m >$50m Portfolio Company EBITDA

A Flexible, Differentiated Strategy: Core/Core Plus Approach

Non-Sponsor Capabilities

- A large majority of direct lending managers focus exclusively on sponsor-backed opportunities, while the market for non-sponsored loans remains robust and offers a pick up in yield
- Unlike some peers, BC Partners Lending platform is not solely dependent on sponsors for deal flow or to filter for quality companies, which helps diversify our portfolio by borrower capital use

Premium Pricing and Lower Leverage

- Non-sponsored loans offer a premium over sponsor-backed loans that has persisted over time along with lower leverage

Comparable Default Rates and Superior Recovery Rates

- The average default rate post-crisis for non-sponsored loans is comparable to that of sponsored loans
- However, stronger creditor documentation and lower attachment points (from a less competitive lending environment) has resulted in higher recovery rates
- We believe BCP Credit can create more margin of safety through proactive niche industry and company selection

Cumulative Middle-Market Volume



By volume of issuance
Sponsor
Non-Sponsored
100%
80%
60%
40%
20%
0%
89% 86% 75% 69% 63% 64% 61% 78% 82% 65% 65% 61% 64% 66% 65% 62% 54% 55%
12% 14% 25% 31% 37% 36% 39% 22% 18% 35% 35% 39% 36% 34% 35% 38% 46% 45%
2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 1Q-3Q18

Risk Premiums in Direct U.S. Middle-Market Loans



Current Yield (LTM)
14%
12%
10%
8%
6%
4%
2%
0%
1.40%
3.80%
2.50%
2.40%
1.70%
Risk-free rate (T-bills)
Broadly Syndicated Loans
Directly Originated Upper Middle-Market
Non-Sponsor Borrowers
Lower Middle-Market

Source: Fitch U.S. Leveraged Loan Default Index and Thomson Reuters LPC as of 3Q 2018; Cliffwater Report as of 2Q 2018

BCP Credit | 11

v Appendix

BC Partners I 13 Middle - Market Lending Remains An Attractive Opportunity The middle - market offers attractive risk - adjusted returns vs. broadly syndicated loans ▪ The spread differential between middle - market and large corporate loan spreads is at record highs ▪ Upfront fees on average are richer on middle - market deals, helping to boost yields ▪ Middle - market loss rates historically have been lower due to: - Lower leverage levels - Stricter covenant protection - Greater access to borrower and more opportunities to engage with management team - Less complex capital structures Middle - Market and Large Corporate Loans Spread Gap (bps) Middle - Market and Large Corporate Loans Default Rate Source : S& LCD as of Q3 2018; Fitch Ratings as of Q3 2018, Loss rate calculation defined as Default Rate * (1 - Recovery Rate) using Fit ch data Par weighted 37 29 19 30 44 64 76 81 59 48 39 27 72 42 77 107 98 77 100 111 114 87 0 20 40 60 80 100 120 140 BSL Average 2.8% MM Average 1.9% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 LTM 8/18 Broadly Syndicated Loans Middle-Market Loans

BC Partners I 14 Continued Demand for Middle - Market Financing Maturity Wall Demand for middle - market financing remains robust despite the entrance of new participants in the lending space ▪ A portion of loan volume has historically been driven by the investment activity of private equity sponsors, who are holding record levels of dry powder ▪ Assuming the average LBO is financed with c.60% debt, this dry powder should translate into borrowing demand of over $500 billion ▪ An additional $400+ billion of near - term loan maturities will need to be refinanced Private Equity Dry Powder Demand for Middle - Market Financing, by Purpose (2018 YTD) Overview c. $350 billion in PE dry powder should translate into strong loan demand $450+ billion in upcoming middle - market loan maturities need to be refinanced Source: S&P LCD as of Q3 2018; Preqin as of Q3 2018, reflects dry powder for Large, Mid & Small Cap funds; Thomson Reuters LP C a s of Q3 2018 $135 $112 $102 $88 $114 $130 $157 $158 $143 $151 $141 $139 $140 $138 $159 $153 $158 $206 $221 $208 $276 $251 $242 $226 $274 $283 $315 $364 $364 $359 $0 $50 $100 $150 $200 $250 $300 $350 $400 $450 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 $US billions Large Cap Small & Mid Cap $70 $70 $73 $69 $35 $38 $49 $50 $105 $108 $121 $119 $0 $20 $40 $60 $80 $100 $120 $140 2019 2020 2021 2022 Maturing Volume ($US billions) Non-Sponsored Sponsored

Explanatory Notes

Unless otherwise indicated, all internal rates of return ("IRR") and multiples of invested capital ("MOIC") are presented on a "gross" basis (i.e., they do not reflect (i) the management profit share, (ii) "carried interest", and (iii) other fees and expenses that are borne by investors in any funds advised by BC Partners LLP (or its affiliates) or by such funds themselves, or that will may be borne by investors in a fund vehicle, all of which will reduce returns and, in the aggregate, are expected to be substantial). "Net IRR" and "Net MOIC" are presented after deducting (i) fees, (ii) "carried interest" and (iii) all other fund level expenses paid by investors in any fund vehicle. As used in this Presentation, and unless otherwise indicated, "Gross IRR" and "Net IRR" shall mean an aggregate, compound, annual, gross or net, as applicable, internal rate of return on investments. Gross IRRs and Net IRRs are based on daily cash flows.

Please be advised that the information presented in this Presentation is provided for illustrative purposes only and are intended to provide insight into the investment experience of the Manager and are not representative of the number and types of opportunities that will be available to the Company, the opportunities that the Manager will consider suitable for investment by the Company or the investments that will be made by the Company, and it should not be assumed that the Company will make comparable investments or that the Manager will be successful in identifying any investment opportunities similar to the hypothetical opportunities set forth in this Presentation in the future or otherwise be able to implement the Company's investment strategy or avoid substantial losses. The actual investment portfolio of the Company may differ materially in terms of diversity, concentration and asset class, among other factors, from the allocations, strategies and themes provided in this Presentation. Moreover, the actual investments made by the Company will be made under market conditions that cannot be anticipated with any certainty and there is no guarantee that if the Company had been advised by the Manager during the period referenced, the Company would have invested in any such opportunities or, if the Company had made any such investments, that such investments would have been successful.

Prior Track Record

The Presentation describes two business development companies ("BDCs") which were overseen by Ted Goldthorpe while employed at Apollo Global Management ("Apollo"), namely, Apollo Investment Corporation ("AINV") and CION Investment Corporation ("CION"). During the period from February 2012 to August 2016, Mr. Goldthorpe served as President and Chief Investment Officer of AINV and as Chief Investment Officer of Apollo Investment Management which acted as the investment sub-advisor to CION, assisting in the process of identifying and recommending investment opportunities. In these capacities, Mr. Goldthorpe oversaw the investment activities of both AINV and CION. There can be no assurance that KCAP will be able to make similar investments, employ a similar investment strategy or achieve similar results as AINV or CION. While Mr. Goldthorpe was primarily responsible for overseeing the investment activities of AINV and CION during his employment at Apollo, other personnel (including those with senior responsibilities) of Apollo were also involved in such activities. In respect of CION, all investment recommendations made by Apollo Investment Management were subject to the approval of the investment Advisor of CION. Accordingly, stockholders should be aware that the Manager will not be comprised of all investment professionals of the investment teams at Apollo that were involved with AINV and CION, and that the characteristics of AINV and CION, and the market conditions under which they were operated, differed in certain respects from those applicable to KCAP.

BCP Credit | 15